UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WAGEWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

April 16, 2013

To Stockholders of WageWorks, Inc.:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of WageWorks, Inc., a Delaware corporation, will be held on Tuesday, April 16, 2013 at 10:30 a.m., Pacific time, at the Company’s executive offices located at 1100 Park Place, First Floor, San Mateo, California 94403, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the two Class I directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”

2.      To consider and vote upon a proposal to amend and restate the Company’s 2010 Equity Incentive Plan to (i) add 1,000,000 shares to the total number of shares of Company Common Stock reserved for issuance thereunder, (ii) modify the automatic “evergreen provision” so that the total number of shares of Company Common Stock reserved for issuance under the 2010 Equity Incentive Plan automatically increases at the beginning of each fiscal year by the lesser of: (A) 4% (instead of the current 3%) of the total number of shares outstanding as of the last day of the immediately preceding fiscal year, (B) 1,500,000 shares, or (C) such other amount as the Board may determine, (iii) require stockholder approval of an exchange program (as defined thereunder) before such program can be implemented, (iv) modify to allow the Company the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended the compensation recognized by its executive officers in connection with certain awards that may be granted under the 2010 Equity Incentive Plan in the future and (v) make certain other changes as described in this Proxy Statement.

“FOR”

3.      To consider and vote upon a proposal to approve the Company’s Executive Bonus Plan so that the Company may qualify bonuses paid as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“FOR”

4. To ratify the appointment of KPMG LLP as WageWorks’ independent registered public accounting firm for the fiscal year ending December 31, 2013.	“FOR”

The preceding items of business are more fully described in the proxy statement filed with the U.S. Securities and Exchange Commission on March 1, 2013 and accompanying this notice of the Annual Meeting. Included with the proxy statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. This notice of Annual Meeting, proxy statement and form of proxy are being distributed to stockholders on or about March 7, 2013.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Thank you for your ongoing support of WageWorks.

By Order of the Board of Directors of WageWorks, Inc.

Joseph L. Jackson
Chief Executive Officer

i

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

(650) 577-5200

PROXY STATEMENT

The Board of Directors (“Board”) of WageWorks, Inc., a Delaware corporation (“we,” “us,” “WageWorks” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 1100 Park Place, First Floor, San Mateo, California 94403 on Tuesday, April 16, 2013 at 10:30 a.m. Pacific Daylight Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being distributed to stockholders on or about March 7, 2013.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board has made these materials available to you on the internet and has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

What proposals will be voted on at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•	The election of the two Class I directors specified in this Proxy Statement;

•

An amendment and restatement of the Company’s 2010 Equity Incentive Plan to (i) add 1,000,000 shares to the total number of shares of Company Common Stock reserved for issuance thereunder, (ii) modify the automatic “evergreen provision” so that the total number of shares of Company Common Stock reserved for issuance under the 2010 Equity Incentive Plan automatically increases at the beginning of each fiscal year by the lesser of: (A) 4% (instead of the current 3%) of the total number of shares outstanding as of the last day of the immediately preceding fiscal year, (B) 1,500,000 shares, or (C) such other amount as the Board may determine, (iii) require stockholder approval of an exchange program (as defined thereunder) before such program can be implemented, (iv) modify to allow the Company the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended the compensation recognized by its executive officers in connection with certain awards that may be granted under the 2010 Equity Incentive Plan in the future and (v) make certain other changes as described in this Proxy Statement;

•

Approval of the Company’s Executive Bonus Plan so that the Company may qualify bonuses paid as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” election of the two nominated Class I directors specified in this Proxy Statement (Proposal 1);

•

“FOR” amendment and restatement of the Company’s 2010 Equity Incentive Plan to (i) add 1,000,000 shares to the total number of shares of Company Common Stock reserved for issuance thereunder, (ii) modify the automatic “evergreen provision” so that the total number of shares of Company Common Stock reserved for issuance under the 2010 Equity Incentive Plan automatically increases at the beginning of each fiscal year by the lesser of: (A) 4% (instead of the current 3%) of the total number of shares outstanding as of the last day of the immediately preceding fiscal year, (B) 1,500,000 shares, or (C) such other amount as the Board may determine, (iii) require stockholder approval of an exchange program (as defined thereunder) before such program can be implemented, (iv) modify to allow the Company the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended the compensation recognized by its executive officers in connection with certain awards that may be granted under the 2010 Equity Incentive Plan in the future and (v) make certain other changes as described in this Proxy Statement (Proposal 2);

•

“FOR” approval of the Company’s Executive Bonus Plan so that the Company may qualify bonuses paid as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (Proposal 3); and

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2013 (Proposal 4).

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Joseph L. Jackson and Richard T. Green, or either of them, will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2013 Annual Meeting.

Who is entitled to vote?

Stockholders of record at the close of business on February 26, 2013 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 32,198,222 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters being considered at the Annual Meeting.

As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 32,198,222 votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with WageWorks’ transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record”, with respect to those shares. Stockholders of record received printed proxy materials from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How do I vote?

You may vote using any of the following methods:

•	By Mail

Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” election of the two nominated Class I directors specified in this Proxy Statement (Proposal 1);

•

“FOR” amendment and restatement of the Company’s 2010 Equity Incentive Plan to (i) add 1,000,000 shares to the total number of shares of Company Common Stock reserved for issuance thereunder, (ii) modify the automatic “evergreen provision” so that the total number of shares of Company Common Stock reserved for issuance under the 2010 Equity Incentive Plan automatically increases at the beginning of each fiscal year by the lesser of: (A) 4% (instead of the current 3%) of the total number of shares outstanding as of the last day of the immediately preceding fiscal year, (B) 1,500,000 shares, or (C) such other amount as the Board may determine, (iii) require stockholder approval of an exchange program (as defined thereunder) before such program can be implemented, (iv) modify to allow the Company the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended the compensation recognized by its executive officers in connection with certain awards that may be granted under the 2010 Equity Incentive Plan in the future and (v) make certain other changes as described in this Proxy Statement (Proposal 2);

•

“FOR” approval of the Company’s Executive Bonus Plan so that the Company may qualify bonuses paid as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (Proposal 3); and

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2013 (Proposal 4).

WageWorks stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet — Stockholders of record of Common Stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you submit voting instructions over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

•

By Telephone — Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — The election of Class I directors	Plurality of Votes Cast	No

Proposal 2 — Amendment and restatement of the Company’s 2010 Equity Incentive Plan	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — Approval of the Company’s Executive Bonus Plan	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 4 — The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2013	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2, 3 or 4, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1, 2 and 3 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 4) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

Is cumulative voting permitted for the election of directors?

No. The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company may solicit proxies. In addition, we have retained Alliance Advisors, LLC to assist in soliciting proxies and we expect to pay Alliance Advisors, LLC approximately $10,000 for such services, plus reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

What if multiple stockholders share the same address?

We have adopted the process called “householding” for mailing the proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy materials, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. Such requests should be sent to: WageWorks, Inc., 1100 Park Place, 4th Floor, San Mateo, California 94403, Attention: Investor Relations. If you are a beneficial stockholder and own your shares through a broker, bank or nominee, please contact your broker, bank or nominee to request additional copies. We will remove such individuals from the householding program within 30 days of their response, following which they will receive an individual copy of our proxy materials. In addition, eligible stockholders receiving multiple copies of the proxy materials can request householding by contacting their broker, bank or nominee.

What is the deadline for stockholder proposals for the 2014 Annual Meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is November 1, 2013.

In addition, our amended and restated bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an annual meeting of stockholders.

Advance Notice of Director Nominations — In general, nominations for the election of directors may be made (1) by or at the direction of the Board or (2) by any stockholder of the Company who (a) was a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to the Secretary of the Company within the Notice Period (as defined below) containing specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the nominating and corporate governance committee as a potential nominee for the Board, see the procedures discussed in “Corporate Governance Matters — Policy for Director Recommendations.”

Advance Notice of Other Business — The amended and restated bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to the Company’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action pursuant to the amended and restated bylaws and under Delaware law, and properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the amended and restated bylaws, including the delivery of written notice in proper form to the Secretary of the Company within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous years’ annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2014 annual stockholder meeting will start on December 22, 2013 and end on January 21, 2014.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at the meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to WageWorks, Inc., 1100 Park Place, 4th Floor, San Mateo, California 94403, Attention: Corporate Secretary.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about WageWorks and its executive officers and directors. Some of the information is provided as of the end of our 2010, 2011 or 2012 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors and Nominees

Our Board currently consists of eight members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time-to-time by a resolution of the majority of our Board. Each officer serves at the discretion of the Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Richard M. Berkeley and Jerome D. Gramaglia, and their terms will expire at the Annual Meeting;

•	the Class II directors are Mariann Byerwalter, John W. Larson and Edward C. Nafus and their terms will expire at the annual meeting of stockholders to be held in 2014; and

•	the Class III directors are Thomas A. Bevilacqua, Bruce G. Bodaken and Joseph L. Jackson, and their terms will expire at the annual meeting of stockholders to be held in 2015.

Two candidates have been nominated for election as Class I directors at the Annual Meeting for a three-year term expiring in 2016. Upon recommendation of the nominating and corporate governance committee, the Board has nominated Richard M. Berkeley and Jerome D. Gramaglia for re-election as Class I directors. Biographical information about each of the nominees is contained in the following section.

Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management. Our Board intends to conduct an annual self-evaluation at the end of each fiscal year, which will include a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors will have full access to our management and independent advisors.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Nominees and Directors

Names of the nominees and directors and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position
Joseph L. Jackson	52	Chief Executive Officer and Director
Richard M. Berkeley (3)	60	Director
Thomas A. Bevilacqua (2)(3)	56	Director
Bruce G. Bodaken (1)	61	Director
Mariann Byerwalter (1)	52	Director
Jerome D. Gramaglia (2)	57	Director
John W. Larson (3)	77	Director
Edward C. Nafus (1)(2)	72	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of the nominating and corporate governance committee

Joseph L. Jackson has served as our Chief Executive Officer, and as a member of our Board, since February 2007. Prior to joining us, Mr. Jackson served in various roles at First Data Corporation, a provider of payment processing services, from January 1983 until March 2006, most recently as President of Commercial Services for its Western Union subsidiary. Mr. Jackson holds a B.S. in Business Administration from the University of Nebraska. We believe that Mr. Jackson possesses specific attributes that qualify him to serve as a member of our Board, including his past business experience and his perspective as our Chief Executive Officer, which brings operational expertise to our Board.

Richard M. Berkeley has served as a member of our Board since March 2005, and as a member of our nominating and corporate governance committee since July 2005. Mr. Berkeley has served as a managing member of Camden Partners Holdings, LLC, a growth private equity firm, since October 2002, where he focuses on investments in the business and financial services, healthcare and education markets. Prior to joining Camden Partners, Mr. Berkeley spent 19 years with Alex. Brown & Sons, Incorporated and its successor organizations, Bankers Trust Corporation and Deutsche Bank Securities, Inc., where he was responsible for the origination, structuring and consummation of private equity financings for public and private companies. From December 2005 to June 2012, he served on the board of directors of RealPage, Inc., a leading provider of on demand software solutions for the rental housing industry, and has served or is serving on the boards of directors of a number of private companies, educational institutions and charitable organizations. Mr. Berkeley served as an officer in the United States Air Force between 1974 and 1976. He received an M.B.A., a J.D. and a B.A. in History from the University of Virginia. We believe that Mr. Berkeley possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our nominating and corporate governance committee, including his extensive experience in business and investing and knowledge of equity financings.

Thomas A. Bevilacqua has served as a member of our Board since November 2009, as a member of our compensation committee since February 2010 and as a member of our nominating and corporate governance committee since February 2011. Mr. Bevilacqua has served as a Managing Director and Group Co-leader, Information Technology with VantagePoint Capital Partners, a venture capital firm, since November 2007, where he focuses on investments in the Internet and information technology market. Prior to joining VantagePoint, Mr. Bevilacqua served as Executive Vice President of E*TRADE Financial from 1997 to 2002, where he served in a variety of operational roles and established E*TRADE’s acquisition and investment strategies. While at E*TRADE, Mr. Bevilacqua founded ArrowPath Venture Partners, an early stage venture capital fund that was later spun out from E*TRADE, and served as the Managing Partner of that firm from 1999 to November 2007. Mr. Bevilacqua was previously a partner at two leading Silicon Valley law firms, Brobeck, Phleger & Harrison LLP and Orrick, Herrington & Sutcliffe LLP. Since April 2011, Mr. Bevilacqua has served on the board of directors of Gain Capital Holdings, Inc., a provider of online foreign exchange trading services. Mr. Bevilacqua received a J.D. from the University of California, Hastings College of the Law and a B.S. in business administration from the University of California at Berkeley. We believe that Mr. Bevilacqua possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation committee and nominating and corporate governance committee, including his knowledge of technology investments and Internet services, his financial literacy and his general business and legal experience.

Bruce G. Bodaken has served as a member of our Board since September 2005, as Chairman of our audit committee since May 2009 and as a member of our audit committee since February 2006. From 2000 until December 2012, Mr. Bodaken served as the Chairman, President and Chief Executive Officer of Blue Shield of California, California’s second largest nonprofit health insurer. Mr. Bodaken joined Blue Shield in 1994 as President and Chief Operating Officer. Prior to joining Blue Shield, Mr. Bodaken served as Senior Vice President and Associate Chief Operating Officer of FHP International Corporation. Mr. Bodaken also serves on numerous professional and civic boards. He is a member of the Institute of Medicine’s Roundtable on Value & Science-Driven Healthcare and serves on the board of directors of the California Business Roundtable, and the University of California, Berkeley’s Health Services Management Program. Mr. Bodaken received an M.S. in Philosophy from the University of Colorado and a B.A. in Philosophy from Colorado State University. We believe that Mr. Bodaken possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our audit committee, including his extensive business experience as an executive in the health insurance industry.

Mariann Byerwalter has served as a member of our Board since May 2010 and as a member of our audit committee since May 2010. Ms. Byerwalter has been the Chairman of JDN Corporate Advisory LLC, a privately-held advisory services firm, since October 2001. Ms. Byerwalter served as Chief Financial Officer and Vice President for Business Affairs of Stanford University from February 1996 through February 2001. Prior to joining Stanford University, she was a partner and co-founder of America First Financial Corporation from 1987 through January 1996. Ms. Byerwalter was also the Chief Operating Officer, Chief Financial Officer and a director of America First Eureka Holdings, the holding company for EurekaBank, a publicly-traded institution. She was the Chief Financial Officer of Eureka Bank from 1993 to 1996 and was a member of its board of directors from 1988 until the company was sold in 1998. Ms. Byerwalter served as a member of the board of directors of PMI Group, Inc., a provider of residential mortgage insurance, from May 2001 until March 2009. Ms. Byerwalter currently serves on the boards of certain investment companies affiliated with Charles Schwab Corporation, Redwood Trust, Inc., Pacific Life Corporation and Burlington Capital. She serves as a director and as Chairman of the board of the Stanford Hospital & Clinics and a director of the Lucile Packard Children’s Hospital. Ms. Byerwalter received an M.B.A. from Harvard University and a B.A. in Economics and Political Science/Public Policy from Stanford University. We believe Ms. Byerwalter possesses specific attributes that qualify her to serve a member of our Board and to serve as a member of our audit committee, including her experience as a company executive and her financial and accounting expertise with public companies.

Jerome D. Gramaglia has served as a member of our Board since November 2002, as a member of our compensation committee since October 2003 and as the Chairman of our compensation committee since February 2006. Mr. Gramaglia is a private investor/advisor to consumer-oriented technology start-ups. From March 2011 to July 2011, Mr. Gramaglia served as interim Chief Executive Officer and President of Acxiom Corporation, a leading provider of marketing data, services and technology. From May 2002 to March 2008, Mr. Gramaglia served as Entrepreneur-in-Residence and then as Partner for ArrowPath Venture Partners. Previously, Mr. Gramaglia served as Chief Marketing Officer and then as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia began his career at Procter & Gamble and later held marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint. Mr. Gramaglia has also served on the boards of directors of Coldwater Creek, a national retailer of women’s apparel, since June 2004 and Acxiom since August 2009, where he currently serves as Non-Executive Chairman of the board. Mr. Gramaglia received a B.A. in Economics from Denison University. We believe Mr. Gramaglia possesses specific attributes that qualify him to serve as a member of our Board and to serve as the Chairman of our compensation committee, including his experience in various executive roles of a public company, his service on the board of other public companies and his marketing, financial, technology and management expertise.

John W. Larson has served as a member of our Board since June 2000, as Non-Executive Chairman of our Board since January 2008 and as Chairman of our nominating and corporate governance committee since February 2006. Mr. Larson retired as a partner at the law firm of Morgan, Lewis & Bockius LLP in December 2009, which he joined in February 2003. Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson served as the Chief Executive Officer for Brobeck. Mr. Larson has served on the board of directors of Sangamo Biosciences, Inc., a biotechnology company focusing on zinc finger DNA-binding proteins, since January 1996. Mr. Larson also serves on the board of Needham Funds. Mr. Larson received an L.L.B. from Stanford Law School and a B.A., with distinction, in Economics from Stanford University. We believe Mr. Larson possesses specific attributes that qualify him to serve as a member of our Board and to serve as the Chairman of our nominating and corporate governance committee, including his extensive legal career and business background and his experience on the boards of numerous public and private companies.

Edward C. Nafus has served as a member of our Board since August 2010, as a member of our compensation committee since August 2010 and as a member of our audit committee since February 2012. From April 2005 until his retirement in December 2007, Mr. Nafus served as President and Chief Executive Officer of CSG Systems International, Inc., a leading provider of customer interaction management solutions to the North American market. Mr. Nafus joined CSG Systems in August 1998 as Executive Vice President and became President, Convergent Services and Solutions Division in January 2002. From 1992 to 1998, he served as Executive Vice President of First Data Resources, Chief Executive Officer of First Data Resources Limited and President of First Data International. From 1984 to 1992, he served as President of First Data Resources and Executive Vice President of First Data Corporation. From 1971 to 1978, Mr. Nafus worked in sales management, training and sales for Xerox Corporation. From 1966 to 1971, Mr. Nafus was a pilot and division officer in the United States Navy. Mr. Nafus received a B.S. degree from Jamestown College. We believe Mr. Nafus possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation and audit committees, including his experience as an executive and board member of a public company and general business experience.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of Richard M. Berkeley and Jerome D. Gramaglia as Class I directors.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held six (6) meetings during fiscal 2012. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2012.

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our Board, which charters are available on our website at http://www.WageWorks.com — “About WageWorks” — “Investor Relations” — “Corporate Governance Documents.”

The non-management members of the Board also meet in executive session without management present on a regular basis. Mr. Larson, the Non-Executive Chairman of our Board, serves as presiding director of these executive sessions.

Audit Committee

Our audit committee is comprised of Ms. Byerwalter and Messrs. Bodaken and Nafus, each of whom is a non-employee member of our Board. Mr. Bodaken is the Chairman of our audit committee and our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication as defined in the rules of the New York Stock Exchange (the “NYSE”). Our audit committee is responsible for, among other things:

•

reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

The audit committee held eight (8) meetings during the last fiscal year. The report of the audit committee is included in this Proxy Statement.

Compensation Committee

Our compensation committee is comprised of Messrs. Bevilacqua, Gramaglia and Nafus. Mr. Gramaglia is the Chairman of our compensation committee. The compensation committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;

•

reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administrating our equity compensation plans.

The compensation committee held four (4) meetings during the last fiscal year. The report of the compensation committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Berkeley, Bevilacqua and Larson. Mr. Larson is the Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board;

•

evaluating director compensation, consulting with outside consultants and/or with our human resources department when appropriate, and making recommendations to our Board regarding director compensation;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	reviewing the succession planning for our executive officers;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each board committee to our Board.

The nominating and corporate governance committee did not hold any meetings during the last fiscal year.

Board Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee will discuss with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee will oversee risk related to compensation policies. Both our audit and compensation committees will report to the full Board with respect to these matters, among others.

As part of its oversight of our compensation programs, our compensation committee has considered our executive officer and non-executive employee compensation programs as they relate to our risk management and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. Our employees’ base salaries are fixed in amount and do not depend on performance. Our cash incentive program takes into account multiple metrics, thus diversifying the risk associated with any single performance metric, and we believe it does not incentivize our employees to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our employees with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Bevilacqua, Gramaglia and Nafus. No interlocking relationship exists between our Board or compensation committee and the Board or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Board Leadership Structure

The Company’s Corporate Governance Policy provides that the Board shall fill the Non-Executive Chairman of the Board and Chief Executive Officer positions based upon the Board’s view of what is in the best interests of the Company. The Chief Executive Officer and Non-Executive Chairman may, but need not be, the same person.

The Board has determined that having two different individuals serve in the roles of Non-Executive Chairman of the Board and Chief Executive Officer is in the best interest of the Company’s stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Jackson currently serves as our Chief Executive Officer and Mr. Larson currently serves as our Non-Executive Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Non-Executive Chairman of the Board provides overall leadership to the Board. The Non-Executive Chairman also works with the Chief Executive Officer to prepare Board meeting agendas and chairs meetings of the Board.

This leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Common Stock is listed on the NYSE. Under NYSE rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time following the completion of a listed company’s initial public offering. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Ms. Byerwalter and Messrs. Berkeley, Bevilacqua, Bodaken, Gramaglia, Larson, and Nafus, representing seven of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NYSE rules. Our Board also determined that Ms. Byerwalter and Messrs. Bodaken and Nafus, who comprise our audit committee, Messrs. Bevilacqua, Gramaglia and Nafus, who comprise our compensation committee, and Messrs. Berkeley, Bevilacqua and Larson, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and NYSE rules. In making this determination, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Policy for Director Recommendations

It is the policy of the nominating and corporate governance committee to consider recommendations for candidates to the Board from stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to WageWorks, Inc., 1100 Park Place, 4th Floor, San Mateo, California 94403, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board;

•

Without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	Other factors that the committee may consider appropriate;

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing Board;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the nominating and corporate governance committee as described above), see the procedures discussed in “Questions and Answers About the Proxy Materials and the Annual Meeting — What is the deadline for stockholder proposals for the 2014 Annual Meeting? — Advance Notice of Director Nominations.”

Policies and Procedures for Communications to Non-Management or Independent Directors

In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our General Counsel, at generalcounsel@WageWorks.com, or to WageWorks, Inc., 1100 Park Place, 4th Floor, San Mateo, California 94403, Attn: General Counsel. Our General Counsel or Legal Department shall review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the Board or, if none is specified, to the Non-Executive Chairman of the Board. Our General Counsel may decide in the exercise of her judgment whether a response to any stockholder communication is necessary and shall provide a report to the Nominating and Corporate Governance Committee on a quarterly basis of any stockholder communications received for which the General Counsel or Legal Department has determined no response is necessary.

These procedures do not apply to communications to non-management directors from officers or directors of the Company who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Attendance at Annual Meeting of Stockholders

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage, but do not require, directors to attend.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial and Accounting Officer and other principal executive and senior financial officers. The code of business conduct and ethics is available on our website at http://www.WageWorks.com — “About WageWorks” — “Investor Relations” — “Corporate Governance Documents.” The Company will post on our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NYSE.

Corporate Governance Policy

The Board has adopted a Corporate Governance Policy that addresses the role and composition of, and policies applicable to, the Board. The nominating and corporate governance committee will periodically review the policy and report any recommendations to the Board. The Corporate Governance Policy is available on the Company’s website at http://www.WageWorks.com — “About Us” — “Investors” — “Corporate Governance.”

Whistleblower Policy

The audit committee has established a telephone and internet whistleblower hotline available to employees of the Company for the anonymous submission of suspected violations, including accounting, internal controls, or auditing matters, harassment, fraud and policy violations.

Related Person Transaction Policy

The Company has adopted a Related Party Transaction Policy. See “Certain Relationships and Related Transactions — Related Party Transaction Policy.”

Insider Trading Policy and Rule 10b5-1 Trading Plans

The Company has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s Common Stock.

As of the Record Date, none of our officers or directors were parties to 10b5-1 trading plans; however, such persons may choose to enter into 10b5-1 trading plans in the future. The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of our Common Stock, (ii) all of our directors and named executive officers and (iii) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 32,198,222 shares of Common Stock outstanding as of Record Date. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o WageWorks, Inc., 1100 Park Place, 4th Floor, San Mateo, California 94403.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Joseph L. Jackson (1)	1,502,777	4.46%
Richard M. Berkeley (2)	1,412,715	4.38%
Thomas A. Bevilacqua (3)	19,500	*
Bruce G. Bodaken (4)	81,000	*
Mariann Byerwalter (5)	38,000	*
Jerome D. Gramaglia (6)	80,161	*
John W. Larson (7)	201,889	*
Edward C. Nafus (8)	51,000	*
Richard T. Green (9)	310,858	*
Edgar O. Montes (10)	215,671	*
Kimberly L. Jackson (11)	146,220	*
All Executive Officers and Directors as a group (11 persons) (12)	4,059,791	11.71%

5% Stockholders:
Funds managed by VantagePoint Capital Partners (13)	11,635,995	36.10%
Wellington Management Company, LLP (14)	1,670,502	5.19%

*	Represents beneficial ownership of less than 1%.
(1)	Includes options to purchase 1,500,000 shares of our Common Stock exercisable within 60 days as of the Record Date.
(2)

Includes 213,214 shares held by Camden Partners Strategic Fund II-A, LP, 12,774 shares held by Camden Partners Strategic Fund II-B, LP, 1,103,700 shares held by Camden Partners Strategic Fund III, LP and 45,527 shares held by Camden Partners Strategic Fund III-A, LP. Camden Partners Strategic Manager, LLC, or Camden Partners Strategic Manager, is the managing member of Camden Partners Strategic III, LLC, or Camden Partners Strategic III, which is the general partner of Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P., or the Camden Funds. Because Richard M. Berkeley, Don Hughes and David Warnock are the managing members of Camden Partners Strategic Manager, Camden

Partners Strategic Manager is the managing member of Camden Partners Strategic III and Camden Partners Strategic III is the general partner of the Camden Funds, Messrs. Berkeley, Hughes and Warnock may be deemed to have voting and dispositive power over the shares held by the Camden Funds. Camden Partners Strategic II, LLC, or Camden Partners Strategic II, is the general partner of Camden Partners Strategic Fund II-A, LP and Camden Partners Strategic Fund II-B, LP, or the Camden Strategic Funds. Because Richard M. Berkeley, Don Hughes and David Warnock are the managing members of Camden Partners Strategic II, and Camden Partners Strategic II is the general partner of the Camden Strategic Funds, Messrs. Berkeley, Hughes and Warnock may be deemed to have voting and dispositive power over the shares held by the Camden Strategic Funds. Also includes 37,500 shares subject to options held by Mr. Berkeley that are exercisable within 60 days of the Record Date. Mr. Berkeley has voting and investment power over the shares subject to options held by him. Mr. Berkeley disclaims beneficial ownership of the shares held by the Camden Funds except to the extent of his pecuniary interest therein. The address of Camden Funds, their affiliated entities and Mr. Berkeley is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202.
(3)

Includes 19,500 shares subject to options held by Mr. Bevilacqua that are exercisable within 60 days as of the Record Date. VantagePoint Management, Inc. has the authority to direct the exercise of the options held by Mr. Bevilacqua. Mr. Bevilacqua disclaims beneficial ownership of the options and the shares underlying the options, except to the extent of his pecuniary interests in the shares. The address of Mr. Bevilacqua is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.

(4)	Includes options to purchase 43,500 shares of our Common Stock exercisable within 60 days as of the Record Date.
(5)	Consists of options to purchase 38,000 shares of our Common Stock exercisable within 60 days as of the Record Date.
(6)	Includes options to purchase 43,500 shares of our Common Stock exercisable within 60 days as of the Record Date.
(7)	Includes options to purchase 69,750 shares of our Common Stock exercisable within 60 days as of the Record Date.
(8)	Includes options to purchase 38,000 shares of our Common Stock exercisable within 60 days as of the Record Date.
(9)	Includes options to purchase 307,500 shares of our Common Stock exercisable within 60 days as of the Record Date.
(10)	Includes options to purchase 215,000 shares of our Common Stock exercisable within 60 days as of the Record Date.
(11)	Includes options to purchase 145,000 shares of our Common Stock exercisable within 60 days as of the Record Date.
(12)	Includes options to purchase 2,457,250 shares of our Common Stock exercisable within 60 days as of the Record Date.
(13)

Includes 10,397,928 shares held by VantagePoint Venture Partners IV (Q), L.P., 1,048,101 shares held by VantagePoint Venture Partners IV, L.P., 144,108 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., and 13,900 shares held by VantagePoint Venture Associates IV, L.L.C. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have beneficial ownership of these shares. Also includes 19,500 shares subject to options held by Mr. Bevilacqua and 12,458 shares subject to options held by J. Stephan Dolezalek that are exercisable within 60 days as of the Record Date. VantagePoint Management, Inc. has the authority to direct the exercise of the options held by Mr. Bevilacqua and Mr. Dolezalek. Alan E. Salzman, Chief Executive Officer of VantagePoint Management, Inc. and Managing Member of VantagePoint Venture Associates IV, L.L.C., may be deemed to beneficially own the shares subject to these shares and options. Mr. Bevilacqua and Mr. Dolezalek each disclaim beneficial ownership of all options or shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of their respective pecuniary interests therein. The address of VantagePoint Capital Partners, Mr. Bevilacqua, Mr. Dolezalek and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.

(14)	This information was obtained from the Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP (“Wellington Management”). These shares are owned of record by clients of Wellington Management. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than five percent of the class. Wellington Management has shared voting power over 1,431,140 shares and shared dispositive power over 1,670,502 shares. The address of Wellington Management is 280 Congress Street, Boston, MA 02210.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our Board in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

The following is a summary of transactions since the beginning of fiscal 2012 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this Proxy Statement.

Stockholder Agreement

As of the Record Date, funds affiliated with VantagePoint Capital Partners (“VantagePoint”) will hold approximately 36% of our outstanding Common Stock. Our amended and restated certificate of incorporation, amended and restated bylaws and stockholder agreement between us and VantagePoint provide for a number of board of director, stockholder and related governance matters.

The following actions by us will require the approval of VantagePoint for so long as VantagePoint owns at least 25% or more of our outstanding shares of Common Stock: (i) any amendment of our amended and restated bylaws; (ii) the issuance of any securities with economic rights senior to our Common Stock or with voting rights different than our Common Stock, subject to certain exceptions; (iii) the incurrence or guarantee of any debt in excess of $20.0 million; (iv) the issuance of equity or debt, or any securities convertible into equity or debt, for consideration in excess of 12.5% of our market capitalization (as determined by the average trading price of our Common Stock over the 30 trading days prior to approval by our Board of such issuance); (v) the acquisition or disposition of stock or assets, including through a license or lease, for consideration in excess of 12.5% of our market capitalization (as determined by the average trading price of our Common Stock over the 30 trading days prior to approval by our Board of such transaction); (vi) the adoption of a stockholder rights plan; (vii) the approval of any “golden parachute” or other compensatory plan contingent upon a change in control of us for any of our executive officers valued in excess of $1 million for an individual officer or $5 million for a group of officers, at the time such compensatory arrangement is adopted; and (viii) any change in the number of authorized directors.

Amendments or modifications of our amended and restated certificate of incorporation and amended and restated bylaws relating to VantagePoint’s rights can occur only with the approval of VantagePoint. VantagePoint and its representatives have access to our books and records, subject to customary confidentiality and non-disclosure provisions. So long as VantagePoint owns at least 40% of our outstanding voting stock, our stockholders may act by written consent to change the number of authorized directors, remove a director without cause or fill a vacancy on our Board.

VantagePoint has the right to designate (and remove or replace) three members of our Board if VantagePoint owns at least 50% or more of our outstanding shares. VantagePoint will continue to have a right to designate (and remove or replace) two members of our Board if VantagePoint owns between 20% and 50% of our outstanding shares and will have a right to designate (and remove or replace) one member of our Board if VantagePoint owns between 10% and 20% of our outstanding shares. VantagePoint also has the right to select one of its board designees to serve on our compensation committee, our nominating and corporate governance committee and any other special committee of our Board so long as it continues to hold at least 10% of our outstanding shares.

Registration Rights

We are party to an investors’ rights agreement with certain holders of our Common Stock, including two members of our Board, John W. Larson and Jerome D. Gramaglia, VantagePoint and certain funds affiliated with our director Richard M. Berkeley. This agreement provides for certain rights relating to the registration of their shares of Common Stock.

Indemnification Agreements

We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

The names of the Company’s executive officers, their ages, their positions with the Company and other biographical information as of the Record Date, are set forth below. There are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Joseph L. Jackson	52	Chief Executive Officer and Director
Richard T. Green	54	Chief Financial Officer
Edgar O. Montes	52	Chief Operating Officer
Kimberly L. Jackson	44	Senior Vice President, General Counsel and Secretary

Joseph L. Jackson. For a brief biography of Mr. Jackson, please see “Proposal One — Election of Directors — Information Regarding the Nominees and Directors.”

Richard T. Green has served as our Chief Financial Officer since December 2008. Prior to joining us, Mr. Green served as Chief Financial Officer for Vertex Business Services N.A., a leading global outsourcing company, from July 2008 to December 2008, and as Chief Financial Officer of the Utility Services Division of Alliance Data Systems, a provider of loyalty marketing solutions derived from transaction-rich data, from March 2000 to July 2008. Mr. Green holds a Masters in Computer Systems Management from Creighton University and an M.B.A. and a B.S.B.A. from the University of Nebraska.

Edgar O. Montes has served as our Chief Operating Officer (COO) since December 2012. Prior to his appointment as COO, Mr. Montes served as our Senior Vice President, Service Delivery Operations since March 2007, and as our Vice President, Operations from November 2006 until March 2007. Prior to joining us, Mr. Montes served in various positions with American Express, most recently as Vice President — Customer Service, where he was responsible for overseeing customer service, from December 1982 until November 2006. Mr. Montes holds an M.B.A., a B.S. in Accounting and a B.S. in Real Estate from Arizona State University.

Kimberly L. Jackson has served as our Senior Vice President, General Counsel and Secretary since March 2008. Prior to joining us, Ms. Jackson served as Senior Corporate Counsel for Aricent Inc., a leading communications software company, from May 2007 to March 2008, where she advised Aricent on legal matters, and prior to that as Associate General Counsel for KLA-Tencor Corporation, a provider of yield management and process control solutions for semiconductor manufacturing and related industries, from April 2000 to May 2007, where she advised KLA-Tencor on legal matters. Ms. Jackson holds a J.D. from the University of the Pacific, McGeorge School of Law and a B.A. in Political Science from the University of California, Santa Barbara.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee has reviewed and discussed the below Summary of Named Executive Officer Compensation with management and, based on such review and discussions, the compensation committee recommended to our Board that this Summary of Named Executive Officer Compensation discussion be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jerome D. Gramaglia, Chair
Thomas A. Bevilacqua
Edward C. Nafus

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

As an “emerging growth company” under SEC rules, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Bonus Decisions

Messrs. Jackson, Green and Montes and Ms. Jackson participated in the 2012 Executive Bonus Plan, which consisted of one twelve-month performance period: January 1, 2012 through December 31, 2012. The bonus pool was to be funded based on our actual performance as measured against actual adjusted EBITDA. Determination of the actual bonuses paid to each individual took into account the following three factors: (1) the Company’s financial performance, as measured by actual adjusted EBITDA against the Company’s 2012 actual adjusted EBITDA target (45% weighted), (2) achievement of the Company’s organic revenue growth target (45% weighted) and (3) achievement of individual objectives (10% weighted). If the Company exceeded its actual adjusted EBITDA and organic revenue growth targets, each named executive officer could receive up to 133.75% of his or her target bonus amounts based on the accelerator multiples in the 2012 Executive Bonus Plan.

Our Compensation Committee, in consultation with our Chief Executive Officer and management, determined that the Company exceeded its financial targets under the 2012 Executive Bonus Plan such that each named executive officer would be eligible for the maximum payout under the 2012 Executive Bonus Plan. Our Chief Executive Officer recommended (except with respect to his own award), and our Compensation Committee agreed, to approve incentive awards under our 2012 Executive Bonus Plan to Messrs. Jackson, Green, and Montes and Ms. Jackson for the fiscal year 2012 equal to 133.75% of his or her 2012 target bonus amount, consistent with the accelerator multiples under the 2012 Executive Bonus Plan. In addition, our Board evaluated the performance of our Chief Executive Officer and determined to pay a bonus to him as well applying the same formula.

Employment Agreement and Executive Severance Benefit Agreements

Joseph L. Jackson

We entered into a second amended and restated employment agreement, or the employment agreement, with Joseph L. Jackson, our Chief Executive Officer, on November 23, 2010. The employment agreement has no specific term and constitutes at will employment. Under his employment agreement, Mr. Jackson’s annual base salary was $400,000 and he was eligible to receive an annual bonus with a target amount equal to no less than 50% of his then-current salary. The actual annual bonus amount depends on Mr. Jackson’s performance and achievement of corporate performance goals set for that year, as determined by our compensation committee.

The employment agreement provides that in the event of a change in control, the options granted to Mr. Jackson in 2010 with performance-based vesting will immediately vest in full. The employment agreement also provides that in the event of an involuntary termination, if Mr. Jackson executes a general release of claims in favor of us, he will receive at least two months of salary and medical care coverage. If he also enters into and abides by an agreement not to compete with us, Mr. Jackson will receive payment of his salary over a total period of 12 months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for Mr. Jackson, his spouse and his eligible dependents for a total period of 12 months.

In the event of an involuntary termination of his employment with us (i) within 24 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the employment agreement provides that he will receive the severance described above (subject to the execution of a release of claims and non-compete covenant as described above), plus: (a) accelerated vesting of certain stock options listed in his employment agreement with respect to the number of shares subject thereto that would have vested had he remained an employee for an additional 24 months; and (b) potential payment of all or a portion of his annual bonus, at the discretion of our Board.

The terms “involuntary termination” and “change in control” have the meanings set forth in the employment agreement.

Richard T. Green, Edgar O. Montes and Kimberly L. Jackson

On January 27, 2011, we entered into amended and restated executive severance benefit agreements, or the severance benefit agreements, with each of our named executive officers, other than Mr. Jackson. Each severance benefit agreement provides that in the event of an involuntary termination, if the named executive officer executes a general release of claims in favor of us, he or she will receive at least one month of base salary and medical care coverage. If the named executive officer also enters into and abides by an agreement not to compete with us, such named executive officers will receive payment of his or her salary over a total period of six months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for such named executive officer and his or her spouse and eligible dependents for a total period of six months.

In the event of an involuntary termination of employment with us (i) within 12 months following a change in control of us or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the severance benefit agreements provide that he or she will receive the severance described above (subject to the execution of a release of claims and non-compete covenant as described above), plus: (a) accelerated vesting of certain stock options listed in his employment agreement with respect to the number of shares subject thereto that would have vested had he or she remained an employee for an additional 18 months; and (b) a prorated payment of such named executive officer’s annual target bonus based on the number of months that he or she was an employee during such fiscal year.

The terms “involuntary termination” and “change in control” have the meanings set forth in the severance benefit agreements.

401(k) Plan

We maintain a tax qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual Code limits. Employees can make contributions to the plan on a before tax basis up to 85% of their eligible compensation, subject to the maximum amount prescribed by the Internal Revenue Service. Under the 401(k) plan, we currently provide discretionary matching contributions at 30% of the first 6% of the employee contribution, up to a maximum of 1.8% of the employee’s eligible compensation. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Fiscal 2012 Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers, for services rendered to us in all capacities during the fiscal years ended December 31, 2011 and 2012:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation		Total
Joseph L. Jackson	2012	$400,000	$100,000	$886,935	$267,600	$3,980	(4)	$1,658,515
Chief Executive Officer	2011	400,000	—	—	260,000	2,450	(5)	662,450

Richard T. Green	2012	281,875	50,000	236,516	150,859	3,966	(6)	723,216
Chief Financial Officer	2011	281,875	—	—	146,575	1,715	(5)	430,165

Edgar O. Montes	2012	218,400	50,000	236,516	116,888	3,920	(7)	625,724
Senior Vice President, Service Delivery Operations	2011	218,400	—	—	113,568	2,378	(5)	334,346

Kimberly L. Jackson	2012	198,550	50,000	236,516	106,264	3,173	(8)	594,503
Senior Vice President, General Counsel and Secretary	2011	198,550	—	—	103,246	1,986	(5)	303,782

(1)

Amounts represent discretionary bonus approved by the compensation committee and paid in recognition of a successful completion of the Company’s initial public offering and follow-on public offering for all named executive officers, except for Mr. Montes, whose amount is in recognition of the Company’s successful implementation of several new key clients.

(2)

Amounts represent the aggregate fair market value of options granted in the fiscal years ended December 31, 2011 and 2012 to the named executive officer calculated in accordance with ASC Topic 718 without regard to estimated forfeitures. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)	Amounts represent the total performance-based bonuses earned for services rendered in 2011 and 2012 under our Executive Bonus Plan.
(4)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $223.20 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(5)	Amount represents 401(k) matching contribution by us.
(6)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $209.76 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(7)	Amount represents (i) $3,750 in 401(k) matching contribution by us, (ii) $162.96 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.
(8)	Amount represents (i) $3,018.05 in 401(k) matching contribution by us, (ii) $148.08 in Employee Basic Life Insurance and (iii) $6.61 in the 2011 Aetna Healthcare Employee Rebate.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of our named executive officers as of December 31, 2012.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options: (#) Exercisable		Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Joseph Jackson	5/25/2007	(1)	675,000	(3)	—	—	$9.42	5/25/2017
	2/7/2008	(1)	50,000	(3)	—	—	$8.28	2/7/2018
	5/7/2009	(1)	100,000	(4)	—	—	$6.14	5/7/2019
	5/6/2010	(1)	187,500	(5)	—	—	$5.32	5/6/2020
	5/6/2010	(2)	46,875	(6)	—	140,625	$5.32	5/6/2020
	11/4/2010	(2)	37,500	(6)	—	112,500	$6.18	11/4/2020
	2/9/2012	(2)	37,500	(6)	—	112,500	$9.59	2/9/2022
Richard Green	5/29/2009	(1)	150,000	(3)	—	—	$6.14	5/29/2019
	5/6/2010	(1)	87,500	(7)	—	—	$5.32	5/6/2020
	11/4/2010	(2)	7,500	(6)	—	22,500	$6.18	11/4/2020
	2/9/2012	(2)	10,000	(6)	—	30,000	$9.59	2/9/2022
Edgar Montes	2/8/2007	(1)	27,500	(3)	—	—	$8.48	2/8/2017
	4/18/2007	(1)	22,500	(3)	—	—	$9.42	4/18/2017
	5/1/2007	(1)	25,000	(3)	—	—	$9.42	5/1/2017
	2/7/2008	(1)	25,000	(3)	—	—	$8.28	2/7/2018
	5/29/2009	(1)	25,000	(8)	—	—	$6.14	5/29/2019
	5/6/2010	(1)	30,000	(9)	—	—	$5.32	5/6/2020
	11/4/2010	(2)	5,000	(6)	—	15,000	$6.18	11/4/2020
	2/9/2012	(2)	10,000	(6)	—	30,000	$9.59	2/9/2022
Kimberly Jackson	5/7/2008	(1)	50,000	(3)	—	—	$8.24	5/7/2018
	5/29/2009	(1)	25,000	(10)	—	—	$6.14	5/29/2019
	5/6/2010	(1)	17,500	(11)	—	—	$5.32	5/6/2020
	11/4/2010	(2)	3,125	(6)	—	9,375	$6.18	11/4/2020
	2/9/2012	(2)	10,000	(6)	—	30,000	$9.59	2/9/2022

(1)

25% of the shares vest on the first anniversary of the grant date, and an additional 1/48th of the shares vest on each of the 36 succeeding monthly anniversaries of the grant date, subject to the respective named executive officer’s continued service to us on each such vesting date. The options contain an early exercise feature subject to our right of repurchase.

(2)

The shares subject to the option vest in full on the seven-year anniversary of the grant date; provided, however, (a) 25% of each grant will vest immediately if certain financial performance goals are met, (b) 25% of each grant will vest immediately upon a successful listing of our Common Stock on NASDAQ or the New York Stock Exchange and (c) the remaining 50% of each grant will vest immediately if both (a) and (b) occur, subject to the respective named executive officer’s continued service to us on each such vesting date. The options contain an early exercise feature subject to our right of repurchase.

(3)	This option is fully vested.
(4)	As of December 31, 2012, 89,583 shares underlying this option were vested.
(5)	As of December 31, 2012, 121,094 shares underlying this option were vested.
(6)	25% of the shares underlying this option vested upon our initial public offering. As of December 31, 2012, 75% of the shares underlying this option remained unvested.
(7)	As of December 31, 2012, 56,510 shares underlying this option were vested.

(8)	As of December 31, 2012, 22,396 shares underlying this option were vested.
(9)	As of December 31, 2012, 19,375 shares underlying this option were vested.
(10)	As of December 31, 2012, 22,396 shares underlying this option were vested.
(11)	As of December 31, 2012, 11,302 shares underlying this option were vested.

Compensation-Setting Process

Role of the Board and Compensation Committee

The Board established the compensation committee to carry out the Board’s responsibilities to administer our compensation programs. The compensation committee has the final decision-making authority for the compensation of our named executive officers, except for our Chief Executive Officer whose compensation is recommended by the compensation committee and approved by the Board. The compensation committee operates under a written charter adopted by the compensation committee and approved by the Board. The charter is available on our website. Each committee member qualifies as (i) an “independent director” under NYSE requirements, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Our compensation committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees. The compensation committee may form and delegate authority to subcommittees when appropriate.

Role of Compensation Consultant

The compensation committee did not engage any third party compensation consultants in fiscal 2012 to assist us with respect to the 2012 compensation of our executives.

Role of Management

Our Chief Executive Officer typically attends compensation committee meetings, except for executive sessions (unless specifically requested by the compensation committee to be present). No named executive officer attends an executive session at which his or her compensation is considered. Our Chief Executive Officer, with the assistance of the Chief Financial Officer, as appropriate, may provide recommendations with respect to compensation for the named executive officers other than himself. The compensation committee considers these recommendations, but may approve, reject or adjust them as the compensation committee deems appropriate.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of December 31, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	5,299,181	$7.81	508,141	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	5,299,181	$7.81	508,141	(2)

(1)

Consists of the 2000 Stock Option/Stock Issuance Plan, the 2010 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan. The 2000 Stock Option/Stock Issuance Plan terminated in 2010 and as a result, no additional awards will be granted under the 2000 Stock Option/Stock Issuance Plan. However, the 2000 Stock Option/Stock Issuance Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 1,500,000 shares of our Common Stock, (ii) three percent (3%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board may determine. Our 2012 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2013 fiscal year, equal to the least of (i) 500,000 shares of our Common Stock, (ii) one percent (1%) of the outstanding shares of our Common Stock on the first day of the fiscal year, or (iii) such lesser amount as our Board or a designated committee acting as administrator of the plan may determine.

(2)	The amount reported includes 412,895 shares available for purchase under the 2012 Employee Stock Purchase Plan at the end of fiscal 2012.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-management directors for fiscal 2012. Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our Chief Executive Officer as an employee is presented in the “Fiscal 2012 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Richard M. Berkeley (2)	—	61,528	61,528
Thomas A. Bevilacqua (3)	—	61,528	61,528
Bruce G. Bodaken (4)	50,500	61,528	112,028
Mariann Byerwalter (5)	37,000	61,528	98,528
Jerome D. Gramaglia (6)	42,625	61,528	104,153
John W. Larson (7)	56,000	92,292	148,292
Leigh E. Michl (8)	31,000	—	31,000
Edward C. Nafus (9)	41,500	61,528	103,028

(1)

The amounts shown reflect the aggregate grant date fair value of stock options granted, respectively, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. These amounts do not correspond to the actual value that may be recognized by the directors.

(2)	As of December 31, 2012, Mr. Berkeley held options to purchase 37,500 shares of Common Stock.
(3)	As of December 31, 2012, Mr. Bevilacqua held options to purchase 19,500 shares of Common Stock.
(4)	As of December 31, 2012, Mr. Bodaken held options to purchase 43,500 shares of Common Stock.
(5)	As of December 31, 2012, Ms. Byerwalter held options to purchase 38,000 shares of Common Stock.
(6)	As of December 31, 2012, Mr. Gramaglia held options to purchase 43,500 shares of Common Stock.
(7)	As of December 31, 2012, Mr. Larson held options to purchase 69,750 shares of Common Stock.
(8)	Mr. Michl resigned from our Board, effective January 31, 2012. In October 2012, we paid Mr. Michl $31,000 for his service as a member of our Board during 2011.
(9)	As of December 31, 2012, Mr. Nafus held options to purchase 38,000 shares of Common Stock.

Standard Compensation Arrangements for Non-Employee Directors

Pursuant to our non-employee director compensation program, which is currently in effect, our Non-Executive Chairman of the Board receives an annual retainer of $40,000 and each of our remaining non-employee directors receives an annual retainer of $20,000, payable quarterly. If a non-employee director serves for only a portion of a year, such non-employee director’s retainer is pro-rated for that portion of the year. The chair of our audit committee receives an additional annual retainer of $10,000, the chair of our compensation committee receives an additional annual retainer of $6,500 and the chair of our nominating and corporate governance committee receives an additional annual retainer of $4,000. Our Non-Executive Chairman of the Board will not be paid an additional committee chair retainer if he or she also serves as a committee chair. Our non-employee director compensation program allows a non-employee director to elect to be paid their annual retainers in options to purchase that number of shares of our Common Stock equal to 2.5 times the retainer amount divided by the then-current fair market value of a share of our Common Stock.

Our non-employee directors are also paid $1,000 for every meeting of the Board or committee attended in person, and $500 for every meeting of the Board or committee attended telephonically. Prior to our initial public offering, directors affiliated with our major venture capital stockholders, Messrs. Berkeley, Bevilacqua and Michl, did not, and Messrs. Berkeley and Bevilacqua currently do not, receive retainer payments or payments for attending board or committee meetings.

Under the non-employee director compensation program, each non-employee director is automatically granted a stock option to purchase 25,000 shares of our Common Stock on the date such person first becomes a non-employee director, under the equity incentive plan in place at that time. Additionally, annually, each non-employee director is automatically granted a stock option to purchase 10,000 shares of our Common Stock under the equity incentive plan in place at that time. The grant of these annual retainer stock awards will be made as of the annual meetings of stockholders.

On February 9, 2012, each of our non-employee directors was granted options to purchase our Common Stock at an exercise price of $9.59 per share. These grants represent the annual awards to be made to our non-employee directors for both 2011 and 2012 under our director compensation program in effect prior to our initial public offering. These options are subject to the vesting terms described below. Mr. Larson, our Non-Executive Chairman, received options to purchase 19,500 shares and Messrs. Berkeley, Bevilacqua, Bodaken, Gramaglia and Nafus and Ms. Byerwalter each received options to purchase 13,000 shares.

The exercise price of all stock options granted pursuant to the non-employee director program is equal to the fair market value of our Common Stock on the date of grant. The term of all stock options will be 10 years. Subject to the adjustment provisions of our equity incentive plans, the initial stock option awards vest monthly over two years, provided the non-employee director continues to serve as a director through each vesting date. Subject to the adjustment provisions of our equity incentive plans, the annual awards vest monthly over one year, provided the non-employee director continues to serve as a director through each vesting date.

Each vested stock option granted under the non-employee director compensation program is exercisable by the grantee for three years following separation from the Board.

In the event of a “change in control,” as defined in the appropriate equity incentive plan, with respect to awards granted under the non-employee director compensation program, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards.

PROPOSAL 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2010 EQUITY INCENTIVE PLAN

Proposal

The stockholders are being asked to approve an amendment and restatement of the 2010 Equity Incentive Plan (the “Plan”) to make the following amendments, which were previously approved by our Board on February 26, 2013, subject to stockholder approval at our 2013 Annual Meeting:

•	add 1,000,000 shares to the total number of shares of Company Common Stock reserved for issuance under the Plan;

•

modify the automatic “evergreen provision” so that the total number of shares of Company Common Stock reserved for issuance under the Plan automatically increases at the beginning of each fiscal year by the lesser of: (i) 4% (instead of the current 3%) of the total number of shares outstanding as of the last day of the immediately preceding fiscal year, (ii) 1,500,000 shares, or (iii) such other amount as the Board may determine;

•	require stockholder approval of an exchange program (as defined in the Plan) before such program can be implemented; and

•

modify to allow the Company the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) the compensation recognized by its executive officers in connection with certain awards that may be granted under the Plan in the future.

Section 162(m) of the Code (“Section 162(m)”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer and other “covered employees,” as determined under Section 162(m) of the Code (“Section 162(m)”) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, and restricted stock units awarded under the Plan to qualify as “performance-based” within the meaning of Section 162(m), the Plan limits the sizes of such awards as further described below. By approving the amendments to the Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the Plan and awards granted under the Plan.

Reasons for Voting for Amendments to 2010 Equity Incentive Plan

Long-Term Equity is a Key Component of our Compensation Philosophy

Our compensation philosophy is to provide programs that attract, retain and motivate key employees who are critical to our long-term success. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, but that also pay for performance, by rewarding achievement of our business goals and aligning their interests with those of our stockholders. To achieve these objectives, we historically have provided a significant portion of each employees’ total compensation in the form of equity awards, the value of which depends on our stock performance. Our goal is for long-term equity awards to continue to represent a significant portion of our employees’ total compensation. We believe this approach helps to encourage long-term focus by our employees and provide the Company with an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time subject to continued service with us.

Approximately 26% of our regular, full-time employees as of December 31, 2012, currently have stock options. We believe that this strategy of broadly granting equity to our employees not only aligns their interests with those of our stockholders but also has contributed substantially to our relatively high employee retention, which we believe is a valuable ingredient of our success because it helps minimize recruitment and training costs while allowing us to build an experienced and trained workforce that can maximize our efficiencies.

As a company headquartered in Silicon Valley, where we must compete with many successful companies for a limited pool of talented people, we believe that we must continue our broad-based use of equity compensation to help retain our skilled employees and recruit new employees to continue to grow, develop new products and deliver increased stockholder value.

In requesting approval of the amendments to the Plan, we are asking stockholders for an increase to the Plan share reserve and modification to the automatic “evergreen provision” to allow us to continue to use the Plan and to provide a predictable amount of equity for at least the next three years for attracting, retaining and motivating employees, directors and consultants as we continue to grow. In addition to these increases, we have modified the Plan to provide that no repricing of existing options can be done without stockholder approval and have made some other administrative changes, including changes that will allow us the ability to grant awards under the Plan to qualify as “performance-based” within the meaning of Section 162(m), so that, if the Board or Compensation Committee deems it to be in the best interests of the Company, we can preserve our ability to deduct in full the compensation we paid to our executive officers.

Our Board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel and our equity award program is the primary vehicle for offering long-term incentives to the best possible employees. Our named executive officers and directors have an interest in this proposal as they are eligible to receive equity awards under the Plan. Our Board has determined that it is in the best interests of the Company for our stockholders to approve the amendments to the Plan.

The Plan Will No Longer Have Shares Available for Grant

As of February 26, 2013, the date our Board approved amendments to the Plan, we had only 233,390 shares available for grant under the Plan, which our Board determined would be insufficient to meet our forecasted needs as discussed in greater detail below. The number of shares in the previous sentence does not reflect shares subject to awards that become effective on March 6, 2013.

Since our public offering in May 2012, we incurred growth in our business through strategic acquisitions and organic growth. As a result, we have expanded our employee base from 873 full-time employees at the time of the public offering to 1,071 full-time employees on February 15, 2013, to accommodate the growing needs of our business and current clients, and to promote the growth of our business into the future. This expansion led to an increase in the number and size of equity awards granted than we originally had planned prior to our public offering. A positive impact of this growth is that our stock price has increased from $9.00 at the time of our public offering to $22.98 on February 26, 2013, an increase of 142%.

Over the last three years, we have granted the following numbers of stock options:

2010	1,137,255
2011	138,625
2012	982,875

Of the stock options granted, we believe it is important to note that the only options granted to our executives in the last two years have been options that vest solely upon the achievement of performance goals that we believe were designed to increase stockholder value. We anticipate that a significant majority of the options held by our executives, other than those options that become effective on March 6, 2013, will be vested in 2013 and that we will need to make additional equity awards to those executives for retention and incentive purposes.

Over the next three (3) years, we currently forecast granting equity awards covering the following number of shares:

2013	1,250,000
2014	1,350,000
2015	1,458,000

This represents a total of approximately 4,058,000 shares over the next three (3) years, which is equal to a total 12.6% of our common shares outstanding as of February 26, 2013. We also anticipate cancellation of options of approximately 344,000 shares over this period, based on our historic forfeiture rates of 8%.

If our expectation for cancellations is accurate, our net grants (grants less cancellations) over the next three-year period would be approximately 3,714,000 shares, or approximately 11.5% of our Common Stock outstanding as of February 26, 2013. The proposed amendments to the Plan would increase the number of available shares by an additional 1,000,000 shares upon approval by the stockholders, and then by an additional number of shares at the beginning of each fiscal year in accordance with the automatic “evergreen provision.”

After forecasting our anticipated growth rate, we believe that the amendments to the Plan will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for at least the next three years, as described in the prior three paragraphs.

The alternative to using equity for retention and incentive purposes would be to significantly increase cash compensation. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practical or advisable because, as a growth-oriented company, we believe that equity awards provide a more effective compensation vehicle than cash for attracting, retaining and motivating our employees and that equity awards align employees and stockholder interests with a reduced impact on cash flow.

We Manage Our Equity Incentive Program Carefully

We manage our long-term stockholder dilution by limiting the number of stock options granted annually and grant only the appropriate number of equity awards necessary to attract, reward and retain employees. We look at the rate at which we grant awards under our equity incentive program (also known as our “burn rate”) by measuring the number of shares subject to equity awards granted in a fiscal year divided by the weighted average equivalent common shares outstanding for that fiscal year. We determined our weighted average equivalent common shares by combining common shares with preferred shares, fully-diluted (without regard to earnings per share anti-dilution provisions) and warrants and options outstanding fully diluted (without regard to in-the-money status or utilizing the treasury method).

Over the last three years, our annual burn rate was as follows:

2010	4.0%
2011	0.5%
2012	3.3%

The three-year average burn-rate was 3.4%, which is below the burn rate cap of 4.8% as published by Institutional Shareholder Services Inc., a leading proxy advisory service (“ISS”), for the GICS Code assigned to the Company. We have applied for a change in our GICS Code category from Consumer Durables & Apparel (Code 2520) to Software & Services (Code 4510), which we believe is a more appropriate classification for us. If we are reclassified, our three-year average burn-rate would be below the burn rate cap of 7.26% published by ISS for Code 4510.

Our Overhang is Largely Due to Employees Holding Vested “In-the-Money” Stock Options

The Company has outstanding, as of December 31, 2012, grants of 4,614,681 stock options and no other equity awards. Accordingly, the approximate number of outstanding stock options (commonly referred to as the “overhang”) represents approximately 14.6% of our outstanding shares.

Of the total number of outstanding stock options as of December 31, 2012, approximately 68% have exercise prices less than our current fair market value (e.g. are “in-the-money”) and are vested (and this percentage is expected to increase to approximately 83% as of December 31, 2013, based on our forecasts of stock options that will vest under their time-based or performance-based schedules, as applicable). The impact of this is that these employees could choose at any time to exercise these stock options and take their existing gains. We believe that the reason employee option holders have chosen to hold their options rather than exercise them is because of such option holders’ belief in the future value of our Company. We further believe that the fact that so many of our employees have chosen to hold their options demonstrates that their interests are aligned with the interests of our stockholders. If our employees chose to exercise their vested in-the-money options, our overhang would decrease, but we would also lose the incentive value of those stock options.

Effect of Proposal

Our Board believes that approval of the amendments will enable us to continue to use the Plan to achieve employee performance, recruiting, retention and incentive goals.

If the stockholders do not approve the amendments to Plan, we will not able to use the Plan to issue new awards, which would threaten our ability to attract and retain the best possible employee candidates.

Recommendation

Accordingly, our Board believes approval of the amendments to the Plan is in the best interests of the Company and its stockholders and recommends a vote FOR the approval of the amendments to the Plan.

Summary of the Plan

The following is a summary of the principal features of the Plan and its operation. The summary is qualified in its entirety by reference to the Plan as set forth in Appendix A.

General

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to the Company, and to promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock awards, and restricted stock units.

Authorized Shares

As of February 26, 2013, the maximum aggregate number of shares reserved for issuance under the Plan is 2,466,322 shares of our Common Stock (which will increase by an additional 1,000,000 shares to 3,466,322 shares if the amendments to the Plan are approved by the Company’s stockholders). Note that as of February 26, 2013, there were 233,390 shares available for issuance and that this amount will not be increased (other than as a result of forfeitures or shares otherwise returning to the Plan) until first day of our fiscal year beginning in 2014. The number of shares in the previous sentence does not reflect shares subject to awards that become effective on March 6, 2013.

In addition, the number of shares available for issuance under the Plan will be annually increased on the first day of each of our fiscal years beginning in 2014, by an amount equal to the least of:

•	1,500,000 shares;

•

3% of the outstanding shares of our Common Stock as of the last day of our immediately preceding fiscal year (which will increase to 4% if the amendments to the Plan are approved by the Company’s stockholders); or

•	such other amount as our Board may determine.

If an award expires or becomes unexercisable without being exercised in full, such shares will become available for further grant under the Plan. If shares issued pursuant to restricted stock or restricted stock units are repurchased by or forfeited to the Company due to failure to vest, such shares will become available for future grant under the Plan. Upon the exercise of a stock appreciation right settled in shares, only shares actually issued upon the exercise of such award will cease to be available under the Plan. Shares used to pay the exercise price or purchase price of an award and/or to satisfy the tax withholding obligations of an award will remain available for issuance under the Plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the Plan.

Adjustments to Shares Subject to the Plan

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company’s Common Stock, the Administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be available under the Plan, will adjust the number and class of shares that may be delivered under the Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations.

Administration

The Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board (the “Committee”). To make grants to certain officers and key employees of the Company, the members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Note that the Committee is not required to structure awards in a manner that qualifies for the performance-based compensation exemption under Section 162(m) and may structure them in a different manner if it feels that it is appropriate. (For purposes of this summary of the Plan, the term “Administrator” will refer to either the Committee or our Board.)

Subject to the terms of the Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The Administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws and may make all other determines deemed necessary or advisable for administering the Plan.

Notwithstanding the foregoing, the Administrator cannot institute, without prior stockholder approval, an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.

Eligibility

Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any affiliate of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of February 15, 2013, the Company had approximately 1,097 employees (full-time and part-time employees), including four named executive officers, and seven non-employee directors, who would be eligible to participate in the Plan. In addition, as of February 15, 2013, the Company had approximately 114 consultants who were eligible to participate pursuant to the terms of the Plan; however, the Company generally does not make equity grants to its consultants.

Stock Options

Each option granted under the Plan will be evidenced by a written agreement between the Company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan.

The exercise price per share of each option may not be less than the fair market value of a share of on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. Generally, the fair market value of the Common Stock is the closing sales price per share on the date of grant as quoted on the New York Stock Exchange.

The Plan provides that the option exercise price may be paid, as determined by the Administrator, in cash, by check, by tender of shares having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option (a “cashless exercise”) whether through a broker or otherwise, by a net exercise, by a reduction in any Company liability to the participant, by any combination of the foregoing, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws. An option will be deemed exercised when the Company receives the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

Options will be exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that options will have a maximum term of 10 years, and provided further that an incentive stock option granted to a Ten Percent Shareholder must have a term not exceeding 5 years.

The Administrator will determine and specify in each written award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option to the extent vested for (i) 90 days following his or her termination for reasons other than death, disability, or cause and (ii) 180 days following his or her termination due to death or disability. Unless specifically set forth in the participant’s written award agreement or otherwise determined by the Administrator, the option will terminate immediately upon the participant’s termination for cause. In no event can an option be exercised after the expiration of the term of the option.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the Plan will be evidenced by a written agreement between the Company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. The Company may pay the appreciation in cash, in shares, or in some combination thereof. A stock appreciation right will be deemed exercised when the Company receives the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings. Additionally, the terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Plan. Restricted stock awards may be subject to vesting conditions as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. The Administrator may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The Administrator may grant restricted stock units which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the Plan will be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the Plan. Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Earned restricted stock units will be settled, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination of both. The Administrator may establish vesting criteria in its discretion, which may be based on company-wide, divisional or individual goals, or any other basis and which may include the performance goals listed below, and which, depending on the extent to which they are met, will determine the number of restricted stock units to be paid out to participants.

After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement.

Performance Goals

Awards of restricted stock, restricted stock units, and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: earnings (which may include earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before taxes and net earnings), earnings per share, gross margin, new product development or innovation, net income, operating income, quality, operating margin, return on capital, return on equity, revenue, revenue growth and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Any criteria used may be measured in absolute terms or in terms of growth, compared to other companies, measured against the market as a whole or and/or according to applicable market indices, measured against the

Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable. In establishing the performance goals, the Administrator will determine whether to determine such goal in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than ninety days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the Administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Individual Award Limitations

The Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year pursuant to:

Award Type	Annual Number of Shares	Additional Shares in Connection with New Hire*	Maximum Number of Shares
Stock Option	1,000,000	500,000	1,500,000
Restricted Stock	500,000	250,000	750,000
Restricted Stock Units	500,000	250,000	750,000
Stock Appreciation Right	500,000	250,000	750,000

*	May be granted in the Company’s fiscal year in which the individual’s service to the Company (or a parent or subsidiary corporation of the Company) first commences.

The Administrator will adjust the share limitations in the chart above in the event of any adjustment to the Company’s shares discussed above (under “Adjustments to Shares Subject to the Plan”).

Non-Employee Director Award Limitations

The Plan limits the number of shares subject to awards issued to a non-employee director in any fiscal year to 200,000, increasing to 220,000 in the fiscal year in which the non-employee director commences his or her service as a director to the Company. Any awards granted to an individual while he or she was an employee or consultant but not a non-employee director will not count for purposes of this limitation. The Administrator will adjust these share limitations in the event of any adjustment to the Company’s shares discussed above (under “Adjustments to Shares Subject to the Plan”).

Transferability of Awards

Awards granted under the Plan generally are not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, the Administrator will notify each participant in writing as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

The Plan provides that, in the event of a merger or our “change in control” (as defined in the Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that

•	awards be assumed or substantially equivalent award substituted by the acquiring or succeeding corporation or its affiliate;

•	awards will terminate upon or immediately prior to consummation of such transaction, upon providing written notice to the participant;

•

outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such transaction and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of the transaction;

•

an award terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon exercise of the award or realization of the participant’s rights as of the date of the transaction, or an award be replaced with other rights or property selected by the Administrator in its sole discretion; or

•	any combination of the foregoing.

If the successor corporation does not assume or substitute outstanding awards, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. The Administrator will not be required to treat all outstanding awards the same in the transaction. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

If the successor corporation assumes or substitutes outstanding awards held by a non-employee director and the non-employee director ceases to be a director prior to or on the closing of the merger or change in control or within twelve months following the merger or change in control, then his or her options and stock appreciation rights will fully vest and become immediately exercisable. In addition, all restrictions on restricted stock and restricted stock units held by such non-employee director will lapse, and all performance goals or other vesting requirements will be deemed achieved at 100%, and all other terms and conditions met.

Termination or Amendment

The Plan will automatically terminate 10 years from the date of its initial adoption, unless terminated at an earlier time by the Administrator. The Administrator may terminate or amend the Plan at any time, provided that no amendment may be made without shareholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No termination or amendment may impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Code provides certain new requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Plan has been designed to permit (but not require) the Administrator to grant awards are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors

Fiscal 2012

The number of awards that an employee, director or consultant may receive under the Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of Common Stock subject to options granted under the Plan during the last fiscal year and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
Joseph L. Jackson, Chief Executive Officer	150,000	$9.59

Richard T. Green, Chief Financial Officer	40,000	$9.59

Edgar O. Montes, Chief Operating Officer	40,000	$9.59

Kimberly L. Jackson, Senior Vice President, General Counsel and Secretary	40,000	$9.59

All executive officers, as a group	270,000	$9.59

All directors who are not executive officers, as a group	97,500	$9.59

All employees who are not executive officers, as a group	615,375	$11.05

Fiscal 2013

The number of awards that an employee, director or consultant may receive under the Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of Common Stock subject to options approved for grant under the Plan during the current fiscal year as of February 26, 2013 and (ii) the aggregate number of restricted stock units approved for grant under the Plan during the current fiscal year, in each case, effective on March 6, 2013.

Name of Individual or Group	Number of Options Approved not yet Granted	Number of Restricted Stock Units Approved not yet Granted
Joseph L. Jackson, Chief Executive Officer	125,000	60,000

Richard T. Green, Chief Financial Officer	50,000	25,000

Edgar O. Montes, Chief Operating Officer	50,000	25,000

Kimberly L. Jackson, Senior Vice President, General Counsel and Secretary	50,000	25,000

All executive officers, as a group	275,000	135,000

All directors who are not executive officers, as a group	70,000	—

All employees who are not executive officers, as a group	177,500	221,500

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of the Company Common Stock present in person or represented by proxy and voting on the matter is required to approve the amendments to the Plan. For the reasons stated above, the Board believes that the amendments to the Plan are in the best interests of the Company and its stockholders for the reasons stated above.

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the 2010 Equity Incentive Plan.

PROPOSAL 3

APPROVAL OF EXECUTIVE BONUS PLAN

Our Board has adopted and is requesting that our stockholders approve the Executive Bonus Plan (the “Bonus Plan”). If our stockholders approve the Bonus Plan, the Bonus Plan will be used for bonuses awards to eligible Company employees beginning in the Company’s 2014 fiscal year. If our stockholders do not approve the Bonus Plan, we will not use the Bonus Plan.

We are asking for approval of the Bonus Plan so that we may qualify bonuses made as performance-based compensation under Section 162(m) of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 162(m)”). In doing so, we would be able to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with bonuses paid under the Bonus Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer and other “covered employees” as determined under Section 162(m). However, certain types of compensation, including performance-based compensation, are excluded from this deductibility limit. To enable bonuses paid under the Bonus Plan to qualify as performance-based compensation within the meaning of Section 162(m), the material terms of the Bonus Plan must be approved by our stockholders.

Summary of the Executive Bonus Plan

The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The following summary is qualified in its entirety by the Bonus Plan set forth in Appendix B.

Purpose. The purpose of the Bonus Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Bonus Plan accomplishes this by paying awards under the Bonus Plan only after the achievement of the specified goals.

The Bonus Plan also is designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), the Company still can receive a federal income deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company’s federal income tax return.

Eligibility to Participate

The Bonus Plan will be administered by the Compensation Committee or such other committee designated by our Board consistent with the requirements of Section 162(m). The Compensation Committee selects which of our employees (and employees of our affiliates) will be eligible to receive awards under the Bonus Plan. All of the Company’s 1,102 current employees could be eligible to receive awards under the Bonus Plan. However, the actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants. It is expected that approximately between four and ten executives will participate in the Bonus Plan in any year.

Target Awards and Performance Goals

Each performance period, the Compensation Committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award may be expressed as a percentage of his or her base salary, a specific dollar amount, or as a result of formula or formulas. The performance goals require the achievement of objectives for one or more of the following measures: earnings (which may include earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before taxes and net earnings), earnings per share, gross margin, new product development or innovation, net income, operating income, quality, operating margin, return on capital, return on equity, revenue, revenue growth and total stockholder return. Each of these measures is defined in the Bonus Plan. Performance goals may differ from participant to participant, from performance period to performance period.

Actual Awards

After the performance period ends, the Compensation Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $1,800,000 per participant in any fiscal year, even if the formula otherwise indicates a larger award.

Actual awards are paid in cash as soon as administratively practicable, but no later than the dates set forth in the Bonus Plan. Under certain circumstances, the Compensation Committee has discretion to pay out all or part of an award if a participant terminates employment in the event of death or disability or in the event of a change of control of the Company.

Administration, Amendment and Termination

The Compensation Committee administers the Bonus Plan. Members of the Compensation Committee must qualify as outside directors under Section 162(m). Subject to the terms of the Bonus Plan, the Compensation Committee has sole discretion to:

•	determine the length of performance periods;

•	select the employees who will receive awards;

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	determine a formula to determine the actual award (if any) payable to each participant; and

•	interpret the provisions of the Bonus Plan.

Our Board or the Compensation Committee may amend or terminate the plan at any time and for any reason. The amendment or termination of the Bonus Plan will not, without the consent of the participants, alter or impair any rights or obligations under any awards granted under the Bonus Plan.

Federal Income Tax Consequences

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

Awards under the Bonus Plan are determined based on actual performance, so future actual awards (if any) cannot now be determined. The following table sets forth certain information regarding bonuses paid during the last fiscal year for each of the named executive officers, for all current executive officers as a group and for all other employees.

Name	Dollar Value of Bonuses Paid in Prior Fiscal Year
Joseph L. Jackson, Chief Executive Officer	$367,600

Richard T. Green, Chief Financial Officer	$200,859

Edgar O. Montes, Chief Operating Officer	$166,888

Kimberly L. Jackson, Senior Vice President, General Counsel and Secretary	$156,264

All current executive officers, a group (4 persons)	$891,611

All employees who are not executive officers as a group	—

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of the Company Common Stock present in person or represented by proxy and voting on the matter is required to approve the Bonus Plan. The Board believes that the Bonus Plan are in the best interests of the Company and its stockholders for the reasons stated above.

The Board of Directors recommends a vote “FOR” approval of the Executive Bonus Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the audit committee are Bruce G. Bodaken, Mariann Byerwalter and Edward C. Nafus. The audit committee acts pursuant to a written charter.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2012. The audit committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Bruce G. Bodaken, Chairman

Mariann Byerwalter

Edward C. Nafus

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed by KPMG LLP for audit and other services rendered.

	Fiscal Years
	2012	2011
Audit Fees (1)	$1,776,250	$2,806,027
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

	$1,776,250	$2,806,027

(1)

Audit fees consist of fees incurred for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, our Form S-1 related to our follow-on public offering and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. During the fiscal years ended December 31, 2012 and 2011, we incurred fees in the amounts of approximately $246,650 and $1,298,228, respectively, related to the review of registration statements and the issuance of comfort letters and consents in connection with our initial public offering and follow-on public offering.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for pre-approving audit and non-audit services and associated fees of the Company’s independent registered public accounting firm. Under this policy, the audit committee must pre-approve all services and associated fees provided to the Company by its independent registered public accounting firm, with certain exceptions described in the policy.

All services provided to the Company by KPMG LLP in fiscal 2012 and fiscal 2011 and related fees were pre-approved by the audit committee.

Required Vote

Ratification of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 4 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s amended and restated bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2012 all Reporting Persons complied with all applicable reporting requirements, with the following exceptions:

•	A Form 4 filing to be made on behalf of VantagePoint Venture Associates IV, LLC with respect to one transaction was made late on a Form 4 filed on July 30, 2012.

•	A Form 4 filing to be made on behalf of Edward C. Nafus with respect to one transaction was made late on a From 4 filed on August 15, 2012.

APPENDIX A

WAGEWORKS, INC.

2010 EQUITY INCENTIVE PLAN

(Amended and Restated; all share numbers in this Plan reflect the 1-for-2 reverse stock split of the Company’s shares effected in July 2011)

(Amended and Restated in                             )

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who, prior to such acquisition, is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means WageWorks, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to stockholder approval as set forth in Section 4(b)(vi). Notwithstanding the preceding, the term Exchange Program does not include any (i) transfer or other disposition permitted under Section 12, nor (ii) action described in Section 13(a).

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend or holiday, the Fair Market Value will be the price as determined in accordance with subsections (i) through (iv) above (as applicable) on the next business day, unless otherwise determined by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Option” means a stock option granted pursuant to the Plan.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 22. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Code Section 162(m).

(aa) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: earnings (which may include earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before taxes and net earnings), earnings per share, gross margin, new product development or innovation, net income, operating income, quality, operating margin, return on capital, return on equity, revenue, revenue growth and total stockholder return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share basis, (v) against the performance of the Company as a whole or a segment of the Company and/or (vi) on a pre-tax or after-tax basis. Prior to the Determination Date, the Administrator shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants and whether a Performance Goal shall be measured in accordance with generally accepted accounting principles (“GAAP”) or a basis other than GAAP.

(bb) “Performance Period” means the time period of any Fiscal Year or such longer period as determined by the Administrator in its sole discretion during which the performance objectives must be met.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2010 Equity Incentive Plan.

(ee) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ff) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Section 409A” means Section 409A of the Code, and any proposed temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(mm) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and initially sold under the Plan is 1,750,000 Shares.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2014 Fiscal Year, in an amount equal to the least of (i) 1,500,000 Shares, (ii) four percent (4%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (iii) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program, provided that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 18(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(d));

(x) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 14;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b) Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that, subject to the provisions of Section 14, during any Fiscal Year, the number of Shares covered by Options granted to any one Service Provider will not exceed more than 1,000,000 Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted Options covering up to an additional 500,000 Shares in the Fiscal Year in which his or her service as a Service Provider first commences

(d) Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(e)(i), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise, (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or termination for Cause (as such term is defined in the Award Agreement), the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of termination. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent the Option is vested on the date of termination. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for one hundred eighty (180) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for one hundred eighty (180) days following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Termination for Cause. Except as explicitly provided in the Award Agreement or as determined by the Administrator, if a Participant ceases to be a Service Provider as a result of the Participant’s termination for Cause (as such term is defined in the Award Agreement), Participant’s Options, whether vested or unvested, will terminate immediately upon such termination and the Participant will be prohibited from exercising his or her Option from and after the date of such termination. Unless otherwise provided by the Administrator, the Shares covered by the Option, whether vested or unvested, will revert to the Plan on the date of such termination for Cause.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights, provided that, subject to the provisions of Section 13, during any Fiscal Year, the number of Shares covered by Stock Appreciation Rights granted to any one Service Provider will not exceed more than 500,000 Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted Stock Appreciation Rights covering up to an additional 250,000 Shares in the Fiscal Year in which his or her service as a Service Provider first commences.

(c) Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7(f) will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine., provided, that subject to the provisions of Section 13, during any Fiscal Year, the number of Shares of Restricted Stock granted to any one Service Provider will not exceed more than 500,000 Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional 250,000 Shares of Restricted Stock in the Fiscal Year in which his or her service as a Service Provider first commences.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(i) General Restrictions. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that subject to the provisions of Section 13, during any Fiscal Year, the number of Restricted Stock Units granted to any one Service Provider will not exceed more than 500,000; provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional 250,000 Restricted Stock Units in the Fiscal Year in which his or her service as a Service Provider first commences. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

(i) General Restrictions. The Administrator may set vesting criteria based upon the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under

Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

11. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award and the numerical Shares limits in Section 3 of the Plan, and the per person numerical Share limits in Sections 6(c)(ii), 7(b), 8(a), and 9(a).

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the proceeding paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 13(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection 13(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 13(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if the Participant ceases to be a director of the Company immediately prior to or on the closing of the merger or Change in Control or within twelve (12) months following the merger or Change in Control, then, as of the date of such cessation of the Participant’s status as a director of the Company, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse and any performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. For purposes of this subsection (d), the term “Company” will include any successor to the Company as a result of such merger or Change in Control.

14. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan. Subject to Section 21 of the Plan, the Plan will become effective upon its adoption by the Board. Unless sooner terminated under Section 18, it will continue in effect for a term of ten (10) years from the date of its initial adoption by the Board.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable to the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Terms and Conditions of Any Performance-Based Award.

(a) Purpose. The purpose of this Section 22 is to provide the Administrator the ability to qualify Awards (other than Options and Stock Appreciation Rights) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Administrator, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Service Provider who would be considered a “covered employee” within the meaning of Section 162(m) of the Code (hereinafter, a “Covered Employee”), the provisions of this Section 22 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 22.

(b) Applicability. This Section 22 will apply to those Covered Employees who are selected by the Administrator to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an

Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

(c) Procedures with Respect to Performance Based Awards. To the extent necessary to comply with the performance-based compensation requirements of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, no later than the Determination Date, the Administrator will, in writing, (i) designate one or more Participants who are Covered Employees, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d) Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or a Related Entity on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted by Section 162(m) of the Code and determined by the Administrator.

(e) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

23. Outside Director Award Limitations. No Outside Director may be granted in any Fiscal Year, Awards covering more than 200,000 Shares, increased to 220,000 Shares in the Fiscal Year of his or her initial service as an Outside Director. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, shall not count for purposes of this limitation.

APPENDIX B

WAGEWORKS, INC.

EXECUTIVE BONUS PLAN

(Effective                              )

WAGEWORKS, INC.

EXECUTIVE BONUS PLAN

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. The Plan will become effective upon ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders of the Company and may be used for Performance Periods beginning on or after such date.

1.2 Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.7 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, unless the Committee provides otherwise when establishing the Target Award, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans. For avoidance of doubt, “Base Salary” does not include bonuses, commissions, equity compensation, incentive or other compensation.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change of Control” means any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who, prior to such acquisition, is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by

Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(D). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d) For purposes of this Section 2.5, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan.

2.8 “Company” means WageWorks, Inc., a Delaware corporation, or any successor thereto.

2.9 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.10 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.11 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.12 “Exchange Act” means the Security Exchange Act of 1934, as amended.

2.13 “Fiscal Year” means the fiscal year of the Company.

2.14 “Governmental Compliance Forfeiture Event” means the Company’s financial statements are required to be restated due to the Company’s material noncompliance with any financial reporting requirement or as required under any applicable securities law(s).

2.15 “Maximum Award” means as to any Participant for any Fiscal Year, $1,800,000.

2.16 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.17 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.18 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: earnings (which may include earnings before interest, taxes, depreciation, and amortization (“EBITDA”), earnings before taxes and net earnings), earnings per share, gross margin, new product development or innovation, net income, operating income, quality, operating margin, return on capital, return on equity, revenue, revenue growth, and total stockholder return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against the performance of the Company as a whole or a segment of the Company and/or (f) on a pre-tax or after-tax basis Prior to the Determination Date, the Administrator shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants and whether a Performance Goal shall be measured in accordance with generally accepted accounting principles (“GAAP”) or a basis other than GAAP. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of an Actual or Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

2.19 “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

2.20 “Plan” means the WageWorks, Inc. Executive Bonus Plan, as amended and restated, as set forth in this instrument and as hereafter amended from time to time.

2.21 “Retirement” means, with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee, in its discretion.

2.22 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a specific dollar amount, or as a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.23 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing, which writing shall be attached hereto as Appendix A, or by some other written method determined by the Committee, in its discretion.

3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing which writing shall be attached hereto as Appendix A, or by some other written method determined by the Committee, in its discretion, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Fiscal Year exceed the Maximum Award.

3.5 Date for Determinations. The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Target Awards in the Event of a Leave of Absence. If a Participant takes a Company-approved leave of absence during the Performance Period, the Participant’s Target Award shall be limited to the dollar amount obtained by multiplying (i) the Target Award that the Participant otherwise would have been eligible to receive by (ii) a fraction, the numerator of which is the total number of months of the Participant’s actual service during the Performance Period and the denominator of which is the twelve (12) months comprising the Performance Period. For purposes of such calculation, a Participant shall, to the extent not prohibited by law, be credited with a full month of service for each month during which that Participant is not on a leave of absence for fifty percent (50%) or more of the business days in that month.

3.7 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and

(b) determine what Actual Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.7, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of Section 409A.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless otherwise deferred in accordance with Section  4.2.

4.4 Payment in the Event of Disability. If a Participant’s employment terminates due to Disability prior to the payment of an Actual Award earned by him or her prior to Disability for a prior Performance Period, the Award shall be paid to the Participant.

4.5 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

4.6 Governmental Compliance Forfeiture Event. In the event of a Governmental Compliance Forfeiture Event, any Actual Award paid to Participant with respect to whom the Company has determined that a Governmental Compliance Forfeiture Event has occurred will be deemed not to have been properly earned and the Company shall be entitled to recover from the such Participant the amount by which the Actual Award exceeded the amount that would have been earned by the Participant had the Company’s financial statements been accurate and initially filed as restated, as determined by the Company in accordance with the terms and conditions of the Plan and in accordance with applicable securities law(s).

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the

Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

6.2 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections will be subject to such rules and procedures as will be determined by the Committee in its sole discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals will be designed to comply with Section 409A.

6.9 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

WAGEWORKS, INC.

April 16, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17629

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20233300000000000000 1	041613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect the two Class I directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.				2.	Amendment and restatement of the Company’s 2010 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: Richard M. Berkeley Jerome D. Gramaglia		3.	Approval of the Company’s Executive Bonus Plan.	☐	☐	☐

				4.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 3 and 4, and in the discretion of the proxies on any other matter that properly comes before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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WAGEWORKS, INC.

Proxy for Annual Meeting of Stockholders on April 16, 2013

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joseph L. Jackson and Richard T. Green, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of WageWorks, Inc., to be held on Tuesday, April 16, 2013 at 10:30 a.m., Pacific time, at the Company’s executive offices located at 1100 Park Place, First Floor, San Mateo, California 94403, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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